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                                   EXHIBIT 21

                          SUBSIDIARIES OF INTERDIGITAL


         Company                         Jurisdiction / State of Incorporation
         -------                         -------------------------------------
Digital Cellular Corporation                        Pennsylvania
InterDigital Asia KK                                Japan
InterDigital Canada, Ltee.                          Delaware
InterDigital Finance Corporation                    Delaware
InterDigital Mobilecom, Inc.                        New York
InterDigital Technology Corporation                 Delaware
InterDigital SE Asia, Ltd.                          Pennsylvania
InterDigital Telecom, Inc.                          New York
Universal Service Telephone Corp.                   Nevada
USTC Supply Corporation                             Nevada
USTC World Trade Corporation                        Nevada
Wireless Digital Networks, Inc.                     Pennsylvania